EXHIBIT 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)

                                                           Three months ended March 31,
                                                              1996            1995
                                                           ----------     ------------

Net earnings                                                 $ 2,571       $ 3,986
                                                             =======       =======

Weighted average shares:
     Common shares outstanding                                24,658        24,462

     Common equivalent shares issuable upon
          exercise of employee stock options (1)                 751           913
                                                             -------       -------

     Total weighted average shares - primary                  25,409        25,375

     Incremental common equivalent shares (calculated
          using the higher of the end of period or average
          fair market value (2)                                   --            --
                                                             -------       -------

     Total weighted average shares - fully diluted            25,409        25,375
                                                             =======       =======

Primary net earnings per common and equivalent share         $   .10       $   .16
                                                             =======       =======

Fully diluted net earnings per common and equivalent share   $   .10       $   .16
                                                             =======       =======

Notes:

(1) Amount calculated using the treasury stock method and average fair market values.

(2) The calculation is submitted in accordance with Regulation S-K Item 601(b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.